Exhibit 23.1

Consent of Independent Certified Public Accountants

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-56675) pertaining to the USI Retirement Savings & Investment Plan of our report dated June 18, 2003, with respect to the financial statements of the USI Retirement Savings & Investment Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2002.

/s/ Ernst & Young LLP

West Palm Beach, Florida
June 26, 2003